Harte Hanks Files Proxy Statement and Highlights Progress

Harte Hanks, Inc. (OTCQX: HRTH) (“Harte Hanks” or the “Company”), an industry leader in data-driven, omnichannel marketing, today announced that it has filed a definitive proxy statement with the U.S. Securities and Exchange Commission in connection with the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on June 23, 2021 at 2:00 P.M. Eastern.

As detailed in Harte Hanks’ proxy statement, the Board of Directors (the “Board”) and management team took a number of important steps over the course of fiscal year 2020 to navigate the pandemic and strengthen the Company’s long-term positioning. These steps include:

●	Improving the balance sheet and increasing liquidity.

●	Driving cost reductions and corporate restructuring initiatives that have offset revenue declines.

●	Maintaining the confidence and loyalty of top clients.

●	Keeping employees safe and operations intact during periods of uncertainty.

●	Appointing new, highly-qualified leaders to oversee Marketing Services, Fulfillment & Logistics and Customer Care.

●	Putting the Company in position to achieve growth and profitability in the future.

Harte Hanks is also maintaining its commitment to sound corporate governance and diversity practices by continuing to refresh its Board. The Company is nominating two new director candidates – Genni Combes and Bradley Radoff – to stand for election to the Board at the upcoming Annual Meeting. Ms. Combes is a proven c-level leader with significant capital markets, finance and operating experience, while Mr. Radoff is a sizable long-term shareholder with strong capital allocation and public company governance acumen. Evan Behrens is retiring from the Board and will not stand for reelection at the Annual Meeting.

Jack Griffin, Chairman of the Board of Harte Hanks, commented:

“Harte Hanks laid the foundation for recovery and future growth over the course of fiscal year 2020. In particular, the Board and management worked together to strengthen the Company’s financial position, implement important cost containment and restructuring initiatives, and safeguard our employees amidst the pandemic. We believe Harte Hanks is well-positioned to build on this momentum now that new executive leaders are in place across key segments and two highly-qualified individuals are slated to join our Board. As we look ahead to exciting value creation opportunities in 2021 and beyond, I want to take the opportunity to express the Board’s gratitude to Evan Behrens for his valuable service as a Director.”

A copy of Harte Hanks’ proxy statement can be found at https://investors.hartehanks.com/financial-information/annual-reports.

New director candidate bios are as follows:

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Genni Combes is Chief Financial Officer of ApplePie Capital, where she leads the finance and financial operations teams. She has broad experience as a finance and operations executive at both public and private companies. Prior to joining ApplePie Capital, Genni was Vice President of Financial Operations at Sungevity. She previously served as a Senior Vice President at ZipRealty in various capacities, where she led the launch of the Company’s award-winning Powered by Zip division in addition to leading the FP&A function. Earlier in her career, Genni served as a Managing Director at JP Morgan and Hambrecht & Quist, where she led the E-Commerce and Consumer Research Groups. Genni holds a BA in Economics from the University of California at Santa Cruz.

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Bradley Radoff has served as Principal of Fondren Management LP, a private investment management company, since January 2005. Mr. Radoff previously served as a Portfolio Manager at Third Point LLC and as a Managing Director of Lonestar Capital Management LLC. Mr. Radoff currently serves as a director on the Board of Support.com and previously served on the Board of Pogo Producing Company from March 2007 to November 2007 prior to its sale to Plains Exploration. Mr. Radoff graduated summa cum laude with a B.S. in Economics from The Wharton School, University of Pennsylvania.

About Harte Hanks

Harte Hanks is a global marketing services firm specializing in multi-channel marketing solutions that connect our clients with their customers in powerful ways. Experts in defining, executing and optimizing the customer journey, Harte Hanks offers end-to-end marketing services including consulting, strategic assessment, data, analytics, digital, social, mobile, print, direct mail and contact center. From visionary thinking to tactical execution, Harte Hanks delivers smarter customer interactions for some of the 'world's leading brands. Harte Hanks has approximately 2,500 employees located in North America, Asia-Pacific and Europe.

Contact

For more information, visit Harte Hanks at www.hartehanks.com, call 800-456-9748, or email us at pr@hartehanks.com.

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